UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UnumProvident Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2006

UnumProvident Stockholders:

We cordially invite you to the Annual Meeting of Stockholders. It will be held at 10:00 a.m. (EDT) on Wednesday, May 17, 2006 at the offices of the Company at 2211 Congress Street, Portland, Maine.

The purpose of the meeting is to consider and vote upon the following matters:

1.	The election of four directors for terms expiring in 2009;

2.	The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm;

3.	The consideration and action on a stockholder proposal, if presented at the meeting; and

4.	The transaction of any other business that may properly come before the meeting.

Stockholders of record of the Company at the close of business on March 20, 2006 are entitled to notice of and to vote at the Annual Meeting of Stockholders and at any and all adjournments or postponements of the meeting. Please note our procedures for admission to the meeting described on page 4 of the Proxy Statement.

The Board of Directors recommends that you vote in favor of Items 1 and 2 and against Item 3, which are described in the attached Proxy Statement.

You can vote by proxy any one of three ways: mail, telephone or internet. You can also vote in person at the meeting. Detailed proxy voting instructions are provided both in the Proxy Statement and on the enclosed proxy card. Even if you plan to attend the meeting, we encourage you to vote promptly by proxy using one of the three ways provided.

Thank you for your support of UnumProvident.

Sincerely,

Thomas R. Watjen

President and Chief Executive Officer

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m. Eastern Daylight Time on Wednesday, May 17, 2006
Place	UnumProvident Corporation 2211 Congress Street Portland, Maine
Webcast	An audio webcast of the Annual Meeting will be available on our website at www.unumprovident.com starting at 10:00 a.m. Eastern Daylight Time on May 17, 2006. An archived copy of the webcast will be available through May 24, 2006. Information on our website, other than our Proxy Statement and form of proxy, is not a part of the proxy soliciting material.
Items of Business

•     To elect four members of the Board of Directors, each for a term of three years.

•     To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2006 fiscal year.

•     To consider one stockholder proposal, if presented at the meeting.

•     To transact such other business as may properly come before the meeting.

Record Date	You can vote if you are a stockholder of record on March 20, 2006.
Proxy Voting	Every stockholder’s vote is important. Please complete, sign, date and return your proxy form, or submit your vote and proxy by internet or telephone.
Annual Report to Stockholders	The Annual Report to Stockholders, including our audited financial statements for the fiscal year ended December 31, 2005, and the proxy card enclosed with this Proxy Statement are being mailed to stockholders on or about April 7, 2006.

Susan N. Roth

Vice President, Corporate Secretary,

and Assistant General Counsel

Why did I receive these proxy materials?

We are providing this Proxy Statement and the form of proxy in connection with the solicitation of proxies on behalf of the Board of Directors of UnumProvident Corporation (“UnumProvident,” “the Company,” “we,” “us,” or “our”) to be voted at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 17, 2006, and any adjournment thereof.

When and where is the Meeting?

The Meeting will be held on Wednesday, May 17, 2006 at 10:00 a.m. Eastern Daylight Time, at our offices at 2211 Congress Street, Portland, Maine. There will be signs on our campus directing you to parking and the Meeting site.

Will I need a ticket to attend the Meeting?

You will need an admission ticket or proof of ownership of the Company’s common stock and valid picture identification (such as a driver’s license or passport) to enter the Meeting. An admission ticket is enclosed with these proxy materials. Please bring the admission ticket to the Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the Meeting without an admission ticket, we will admit you only if we are able to verify that you are a Company stockholder.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Meeting. For your safety, we reserve the right to inspect all personal items prior to admission to the Meeting.

Will the Meeting be webcast?

The Meeting will be an audio webcast on May 17, 2006. You are invited to access the webcast on our website at www.unumprovident.com, under the Investors & Shareholders tab at 10:00 a.m. Eastern Daylight Time. Registration for the webcast is required. The webcast will be archived on our website through May 24, 2006.

Who can vote at the Meeting?

Holders of UnumProvident common stock at the close of business on March 20, 2006, are entitled to receive this Notice and vote their shares. On that date there were approximately 299,403,830 shares of UnumProvident common stock outstanding. The common stock is the only class of equity securities entitled to be voted at the Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

Who is the holder of record?

You may own stock either (1) directly in your name as the stockholder of record, in which case you are the Holder of Record, or (2) indirectly through a bank, broker or other nominee. If your shares are registered directly in your name, you are the Holder of Record and these proxy materials are being sent directly to you. If you own your shares in a stock brokerage account or through a bank or other holder of record, you are the “beneficial owner” of shares held in “street name,” and these proxy materials have been forwarded to you by your broker, bank or other holder of record, who is considered to be the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct the stockholder of record how to vote your shares. You must follow the instructions provided to you by the stockholder of record in order to have your vote counted.

How do I vote?

You may vote by using any of the following methods:

By Mail

Complete, sign, and date the proxy card or voting instruction card and return it in the enclosed self-addressed, stamped envelope. Your vote by mail must be received by the close of business on May 15, 2006.

By Telephone

If you are the Holder of Record, you can vote by calling 1-800-652-VOTE (8683). This toll free number is also on the proxy card. Telephone voting is available 24 hours a day. Your vote by phone must be received by 2:00 a.m. Eastern Daylight Time, May 17, 2006. If you vote by telephone, you do not have to return your proxy card or voting instruction card. If you hold your shares in “street name,” please refer to the ballot provided to you by your broker, bank or other holder of record for telephone voting instructions.

By Internet

The website for Holders of Record to vote by internet is www.computershare.com/expressvote. Internet voting is available 24 hours a day. Your vote by internet must be received by 2:00 a.m. Eastern Daylight Time, May 17, 2006. If you vote by telephone you do not have to return your proxy card or voting instruction card. If you hold your shares in “street name,” please refer to the ballot provided to you by your broker, bank or other holder of record for internet voting instructions.

In Person at the Meeting

You may also vote in person at the Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting. If you intend to vote in person at the Meeting, please notify the tellers prior to the beginning of the Meeting.

How are votes counted?

All shares that have been properly voted, and not revoked, will be voted at the Meeting in accordance with your instructions. If you sign and return your proxy card, but do not indicate how you want your shares to be voted, the shares represented by that proxy will be voted as recommended by the Board of Directors:

FOR all the nominees for Director;

FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2006; and

AGAINST the stockholder proposal (“Stockholder Proposal”) to establish an engagement process following a majority vote (without giving effect to broker non-votes and abstentions) by stockholders on a Stockholder Proposal.

Proxies that are not signed or returned, including those not returned by banks, brokers, or other holders of record, will not be counted for quorum or voting purposes.

A New York Stock Exchange (“NYSE”) member broker who holds shares in street name for a customer has the authority to vote on certain items if the broker does not receive instructions from the customer. The NYSE rules permit member brokers who do not receive instructions to vote on the election of directors and the proposal to ratify the appointment of our independent registered public accounting firm. The NYSE rules do not permit member brokers who do not receive instructions to vote on the Stockholder Proposal because it is a “non-discretionary” item. In tabulating the voting result for the Stockholder Proposal, shares that constitute broker non-votes (1) are not considered entitled to vote on that proposal; (2) are counted for quorum purposes; and (3) are considered entitled to vote at the Meeting. Since the Stockholder Proposal will require the affirmative vote of at least a majority of the votes of the stockholders represented and entitled to vote at the Meeting, broker non-votes will have the same effect as votes “Against” the matter. Abstentions also have the same effect as votes “Against” the Stockholder Proposal.

How can I revoke my proxy or change my vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by giving written notice to our Corporate Secretary; timely delivering a valid later-dated proxy or a later-dated vote by telephone or on the internet; or voting by ballot at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot at the Meeting.

What vote is required?

A quorum is required to transact business at the Meeting. We will have a quorum if the holders of at least a majority of the shares entitled to vote are present at the Meeting, either in person or by proxy.

If a quorum is present, the affirmative vote of the holders of not less than a majority of the shares of our common stock cast at the Meeting is required to elect each of the directors. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2006 and the Stockholder Proposal to establish an engagement process following a majority vote, without giving effect to broker non-votes and abstentions, by stockholders on a Stockholder Proposal will require the affirmative vote of at least a majority of the votes of the stockholders represented and entitled to vote at the Meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies from our stockholders. Proxies will be solicited by mail, e-mail, and may also be solicited personally or by telephone by our directors, officers and employees. We have also retained the services of Georgeson Shareholder Communications, Inc., (“Georgeson”) a proxy soliciting firm, to assist us in distributing and soliciting the proxies for the Meeting. We will pay Georgeson a fee of $10,000 and reasonable out-of-pocket expenses. We will make appropriate arrangements with brokerage houses, banks and other custodians, nominees and fiduciaries to help solicit proxies from the beneficial owners of shares held of record by such persons.

Who will count the votes?

Representatives of our transfer agent, Computershare Investor Services, will tabulate the votes and act as inspectors of election.

BOARD AND COMMITTEE INFORMATION AND MEMBERSHIP

During 2005, the Board of Directors met 13 times. Each of our incumbent directors attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors (held during the period for which each was a director) and (b) the total number of meetings held by all committees of the board on which a director served (during the periods that such director served). In addition to executive sessions of the standing committees, the non-management members of the Board met five times in executive session during 2005.

As stated in our Corporate Governance Guidelines, all directors are expected to make every effort to attend the Annual Meeting of Stockholders and meetings of the Board and committees of which they are members. All members of our Board attended our Annual Meeting of Stockholders in 2005.

Standing Committees of the Board

The Board of Directors has five standing committees: Audit, Compensation, Finance, Governance and Regulatory Compliance. In addition to the duties described below and contained in their respective charters, each committee may be assigned additional duties by the Board from time to time, and each is charged with reporting its activities to the Board. The charters of the standing committees have been revised to reflect current requirements and are available on the Company’s website at www.unumprovident.com, under Investors & Shareholders – Corporate Governance – Committee Charters and Composition.

Audit Committee

Members as of December 31, 2005, were C. William Pollard (Chairman), Jon S. Fossel, Ronald E. Goldsberry, and Gloria C. Larson. Effective January 31, 2006, Michael J. Passarella became a member of the Audit Committee. All members of the Audit Committee are independent and otherwise satisfy requirements within the meaning of the SEC regulations, the listing standards of the NYSE, and our Corporate Governance Guidelines to serve as members of the Audit Committee. The Board has determined that two members of the Audit Committee, Michael J. Passarella and C. William Pollard, are “audit committee financial experts” as defined by SEC regulations. Both Mr. Passarella and Mr. Pollard also have accounting or related financial management expertise within the meaning of the listing standards of the NYSE. All members of the Audit Committee have been determined by the Board to be “financially literate” as required by the NYSE listing standards. Information regarding the functions of the Audit Committee and the number of meetings during 2005 is described below under the heading “Audit Committee Report.”

Compensation Committee

Members as of December 31, 2005, were William J. Ryan (Chairman), Pamela H. Godwin, and A.S. (Pat) MacMillan, Jr. All members of the Compensation Committee are independent and otherwise satisfy requirements of SEC regulations, the listing standards of the NYSE, and our Corporate Governance Guidelines to serve as members of the Compensation Committee. Information regarding the functions of the Compensation Committee and the number of meetings during 2005 is described below under the heading “Report of the Board Compensation Committee on Executive Compensation.” The Compensation Committee administers several compensation plans and oversees a Benefit Finance Committee, which performs a number of functions relating to the Company’s retirement plans.

Finance Committee

Members as of December 31, 2005, were Jon S. Fossel (Chairman) Thomas Kinser and Edward J. Muhl. The committee met four times during 2005. All members of the Finance Committee are independent and otherwise satisfy the requirements of our Corporate Governance Guidelines. The Finance Committee develops and monitors appropriate policy and strategies to guide and govern the lending and investment of funds we hold. In accordance with state insurance statutes, the Finance Committee has established and oversees an Investment Subcommittee to carry out the daily activities required to authorize and oversee the loans and investments of our insurance subsidiaries.

Governance Committee

Members as of December 31, 2005, were A.S. (Pat) MacMillan, Jr., (Chairman), C. William Pollard (who served as Chairman until July 2005), and William J. Ryan. Hugh O. Maclellan, Jr. served on the Governance Committee until December 2005. The Governance Committee met five times during 2005. All members of the Governance Committee are independent and otherwise satisfy the requirements of our Corporate Governance Guidelines. The Governance Committee’s primary responsibilities include oversight of our corporate governance guidelines, reviewing the criteria for selecting new directors and seeking qualified candidates for the Board, developing and implementing a process for evaluating the Board as a whole, and periodically reviewing and making recommendations to the Board regarding membership on the Board’s standing committees.

Regulatory Compliance Committee

Members as of December 31, 2005, were Ronald E. Goldsberry (Chairman), Pamela H. Godwin, Thomas Kinser, Gloria C. Larson, and Edward J. Muhl. The Regulatory Committee met seven times during 2005. All members of the Regulatory Committee are independent and otherwise satisfy the requirements of our Corporate Governance Guidelines. The Regulatory Committee’s primary responsibility is oversight with regard to state and federal insurance regulatory matters that arise in connection with our business that are not presently covered as part of the specifically delegated responsibility of one of the other standing committees of the Board, such as financial matters with the Audit Committee. The Regulatory Committee has specific oversight responsibility with regard to our and our insurance subsidiaries’ compliance with applicable laws concerning market conduct and compliance with the Plan of Corrective Action entered into by certain of our insurance subsidiaries as part of the Regulatory Settlement Agreements under the Multistate Market Conduct Examination (“RSA”) and the California Settlement Agreement (“CSA”). Information with respect to the RSA and CSA is posted on our website at www.unumprovident.com/newsroom.

2005 Compensation of Non-Employee Directors

Employees of the Company are not compensated for their services as directors of the Company or any of its direct or indirect subsidiaries. The retainer and fee arrangements for our non-employee directors are contained in the Non-Employee Director Compensation Plan of 2004 (“Director Plan”). The Board sought advice from the Compensation Committee’s compensation consulting firm in developing the Director Plan. We also pay our directors’ expenses for attending meetings of the Board and committees, or other meetings relating to the Company’s business.

2005 Annual Retainers and Meeting Fees

Director	Annual Board/Committee Chair Retainer*	Board/Committee Meeting Fees*	Total*

Fossel**	$87,500	$22,500	$110,000
Godwin	$80,000	$27,500	$107,500
Goldsberry**	$86,250	$31,000	$117,250
Kinser	$80,000	$27,500	$107,500
Larson	$80,000	$27,500	$107,500
Maclellan	$80,000	$18,000	$98,000
MacMillan**	$86,250	$26,500	$112,750
Muhl	$66,667	$6,500	$73,167
Pollard**	$87,500	$27,500	***$295,000
Ryan**	$87,500	$22,000	$109,500

* Cash and/or value of deferred share rights on date of grant

** Chairman of Committee

*** For his service as Chairman of the Board, Mr. Pollard received an annual retainer of $180,000 in 2005.

Form of Compensation

Our directors can elect to receive all or a portion of their compensation in deferred share rights in accordance with the terms of our Director Plan. We pay our directors cash for any amount that a director elects not to receive in the form of deferred share rights.

Annual Retainer

We pay our non-employee directors an annual retainer of $80,000. The chairs of the standing committees receive an additional retainer of $7,500. Retainers are prorated for a director who joins the Board or becomes the Chair of a Committee after the Annual Meeting.

Meeting Fees

Directors are paid $2,000 for each meeting they attend in person and $500 for each conference call meeting of the Board and of the committees on which they participate, including special committees. The fees are paid quarterly in arrears.

Retirement Plans

In 1998, directors of Provident participating in the director retirement program were required to convert their accrued account balance on a net present value basis to either stock options or deferred share rights issued under the Non-Employee Director Compensation Plan. Upon leaving the Board, the directors who were formerly directors of UNUM will be entitled to receive an annual consulting fee fixed at $27,500 for the number of full years each director had served as of May 31, 1997, under a former UNUM plan.

Stock Ownership Goal

There is a stock ownership goal of 20,000 shares of our common stock for each director. This goal is to be achieved within five years of the adoption of the goal in December 2003, or for new directors within five years of initial election to the Board. Under our Corporate Governance Guidelines each director is expected to retain shares received as a result of director compensation for at least three years from the time it vests and should retain at least the number of shares in the ownership goal until retirement from the Board.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors, and is more fully described in its charter, which is available on the Company’s website www.unumprovident.com – Investors & Shareholders – Corporate Governance – Committee Charters and Composition. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Our independent registered public accounting firm (“independent auditor”) is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of these financial statements with generally accepted accounting principles. The independent auditors report directly to the Audit Committee, and the Committee is responsible for the appointment, compensation and oversight of the work performed by the independent auditors.

The Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (as amended). In addition, the Committee has discussed the independent auditor’s independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of nonaudit services with the auditors’ independence.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held fifteen meetings during the year ended December 31, 2005.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

C. William Pollard, Chairman

Jon S. Fossel

Ronald E. Goldsberry

Gloria C. Larson

Michael J. Passarella

REPORT OF THE GOVERNANCE COMMITTEE

Selection of Nominees for the Board

The Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. The Committee retains a national executive search firm primarily to help the Committee identify candidates for the Board, obtain information about prospective candidates’ backgrounds and primary experience, determine the candidates’ levels of interest in becoming a director of our Company, and make arrangements for meetings with prospective candidates. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary in writing in a timely manner accompanied by the required information pursuant to the provisions of the Company’s Bylaws relating to stockholder nominations as described below in “Additional Information — Nominations — Notice Requirement and Procedures.”

Once the Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate. This may be supplemented by information from a search firm assisting the Committee, or by inquiries to the person making the recommendation, or others. The preliminary determination whether to proceed further is based primarily on the need for additional Board members to fill vacancies or to expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee evaluates the prospective nominee against the general criteria set forth in the Company’s Corporate Governance Guidelines, including:

•	Personal qualities and characteristics that provide evidence of a reputation for high ethical conduct, integrity, sound judgment and accountability for one’s decisions and actions;

•	Current knowledge and experience in one or more core competencies that will enable the Board to cover adequately the core competencies needed on the Board;

•	Commitment of time that is sufficient for the Board and committee to fulfill its responsibilities;

•	Collegial effectiveness so that each member’s skills and personality fit with other directors in building a Board that is effective and responsive to the needs of the Company;

•	Diversity in viewpoints, gender, ethnic background, age, professional experience and other demographics;

•	The willingness of the prospective nominee to meet the equity ownership guideline; and

•	If the person is being considered for a position as an independent director, whether the requirements for independence are satisfied.

The Committee also considers the number of other public company boards and audit committees on which a prospective nominee serves, in keeping with the policy adopted in the Corporate Governance Guidelines that limits the number of public company boards on which a director of the Company serves to no more than three in addition to the Company’s Board. The Corporate Governance Guidelines further limit members of the Audit Committee of the Board to serving on no more than two other audit committees of public companies.

Other experience or qualifications it deems appropriate from time to time, including the current composition of the Board, any needs of the Board in areas of core competencies, and additional members to satisfy Audit Committee requirements are also considered. The Committee evaluates any proposed nominee in comparison to other prospective nominees and its view as to the needs of the Board. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, or others as appropriate, in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons, if any, who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee. In accordance with regulatory oversight, the Board may on occasion counsel with or obtain approval of, if required, certain state insurance regulators in connection with the qualifications of individuals asked to become directors.

Pursuant to its charter and the Corporate Governance Guidelines, the Governance Committee reviewed the continuation on the Board of those directors whose terms expire at this Meeting, taking into account the director’s interest in continuing to serve, contributions to the Board, and the needs of the Board in terms of special areas of experience or other traits or skills. Following this review, the Committee recommended that each of these directors be nominated for re-election.

Determination of Independence of Directors

In February 2004, the Board adopted our Corporate Governance Guidelines, which were amended in February 2005. These guidelines meet or exceed the listing standards of the NYSE. The portion of the Corporate Governance Guidelines addressing director independence is included in this Proxy Statement below under “Additional Information — Independence of Directors.” The full text of the Corporate Governance Guidelines can be found on the Company’s website at www.unumprovident.com - Investors & Shareholders – Corporate Governance – Corporate Governance Guidelines. You may also request a copy from the Corporate Secretary.

Our Corporate Secretary gathered information about relationships of directors and entities with which they are affiliated that might affect their independence from the Company. The Board reviewed the information on the relationships, considered the bright line criteria set forth in the NYSE listing standards, and determined that each of the non-management directors, with the exception of Mr. Maclellan, including persons and organizations with which the director has an affiliation, has no material relationship with the Company. In reaching this determination, the Board applied categorical standards as to immateriality. These are included in the Corporate Governance Guidelines and set forth below under “Independence of Directors.”

The purpose of this review was to determine whether any such relationships were inconsistent with a determination that the director is independent. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company with the exception of Thomas Watjen, the Chief Executive Officer, and Mr. Maclellan. One of Mr. Maclellan’s sons is a broker for the Company who in the ordinary course of business received more than $100,000 in broker commissions in 2005 from the Company. Mr. Maclellan was deemed not to be independent as a result of this relationship.

Stockholder Communications with the Board

You may communicate with our Chairman of the Board, the Chair of any of the Committees or our non-management directors as a group by writing to the Corporate Secretary, UnumProvident Corporation, 1 Fountain Square, Chattanooga, Tennessee 37402. Effective March 16, 2006, the Board approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under this process, the Corporate Secretary reviews all such correspondence and regularly provides to the Chairman of the Board a log and copies of all such correspondence. The Chairman shall determine whether further distribution of such correspondence is appropriate and to whom it should be sent. Any director may at any time review this log and request copies of any such correspondence. Concerns received relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Internal Auditor and handled in accordance with procedures established by the Audit Committee for such matters. The Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded from the process, including junk mail and mass mailings, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

Code of Business Practices and Ethics

In May 2003, the Board adopted a Code of Business Practices and Ethics applicable to all directors, officers and employees of the Company. Separately, the Board adopted a Code of Ethics applicable to the CEO and certain senior financial officers of the Company. Both of these Codes are available on the Company’s website at www.unumprovident.com – Investors & Shareholders – Corporate Governance – Code of Business Practices and Ethics. The Company intends to post waivers of the Code of Business Practices and Ethics granted to executive officers or directors on the Company’s website and to report waivers of the Code of Business Practices and Ethics granted to the CEO or certain senior financial officers to the SEC.

A.S. (Pat) MacMillan, Jr., Chairman

C. William Pollard

William J. Ryan

Independence of Directors

The Board presently has one inside director, and the Board believes that there should not be more than two. Inside directors generally include current officers and any person who has been an officer within the past five years. All others are regarded as outside or non-management directors. A substantial majority of the full Board must have no material relationship with the Company and must otherwise meet the criteria for “independence” required by the NYSE.

Under the NYSE standards, a director is not independent if within the preceding three years:

•	the director is, or has been an employee of Company, or an immediate family member is, or has been within the last three years, an executive officer of Company;

•	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (A) the director is a current employee of such a firm; (B) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (C) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time; and

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

In accordance with listing standards of the NYSE, the Board has determined that the following “categorical standards” will be used to determine whether a relationship between a director and the Company is immaterial and requires no further analysis of the relationship in determining “independence”:

•	Relationship does not exceed the greater of $1 million or 2% of consolidated gross revenues of the other party for the last three fiscal years and, where there are comparable transactions, the relationship is in the ordinary course of business of UnumProvident and is on substantially the same terms as those prevailing under competitive circumstances at the time for comparable transactions with non-affiliated parties.

•	Contributions to a charity in which a director of UnumProvident serves as an officer, director or trustee that do not annually exceed in the aggregate two percent of the charity’s goal for the year (or other comparable goal as determined by the Governance Committee) or two percent of UnumProvident’s annual charitable contribution budget; provided, however, that this limitation shall not apply to annual United Way contributions by UnumProvident that have traditionally been made in communities in which UnumProvident has operation centers with more than 500 employees and do not materially exceed the amount of the contribution in the prior year.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

Our Board of Directors currently has twelve members. The Board is divided into three classes. Generally, at each annual meeting, one Class of directors, or approximately one-third of the total number of directors, will be elected, and the term of that Class is three years. The term of the Class I directors expires with this Meeting.

The Board of Directors proposes the election of Pamela H. Godwin, Thomas Kinser, A.S. (Pat) MacMillan, Jr., and Edward J. Muhl as Class I directors, each to hold office for a term of three years expiring at the close of the Annual Meeting of Stockholders to be held in 2009 and until their successors are elected and qualified, or until his or her earlier death, resignation or retirement. Each nominee is currently serving as a member of the Board of Directors of the Company.

We expect each nominee for election as a director to be able to serve if elected. If any nominee becomes unable to serve, the persons named as proxies on the proxy card will vote for a substitute nominee the Board of Directors recommends, if any.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2009

Name, Age, Position, Principal Occupation, Business Experience and Directorships

Pamela H. Godwin

Ms. Godwin, 57, has been President of Change Partners, Inc., a consulting firm specializing in organizational change and growth initiatives, since 2001. From 1999 to 2001, she was President and Chief Operating Officer of the personal lines agency division of GMAC Insurance. Previously, she was Senior Vice President of customer management for the credit card division of Advanta Corporation and President and Chief Operating Officer of Academy Insurance Group, a unit of Providian Corporation. From 1974 to 1988, she held a number of executive positions within Colonial Penn Group, Inc., including Senior Vice President of property/casualty claims. She has been our director since 2004, and her term expires in 2006.

Thomas Kinser

Mr. Kinser, 62, was President, Chief Executive Officer and a Director of Chattanooga-based BlueCross BlueShield of Tennessee from 1994 to 2003. From 1991 to 1994, he was Executive Vice President and Chief Operating Officer of BlueCross BlueShield Association in Chicago. Previously, from 1976 to 1991, he held a number of executive positions with BlueCross BlueShield of Georgia, including President and Chief Executive Officer. He has been our director since 2004, and his term expires in 2006.

A.S. (Pat) MacMillan, Jr.

Mr. MacMillan, 62, has served as the Chief Executive Officer of Triaxia Partners, Inc. (formerly known as Team Resources, Inc.) since 1980. The company’s practice areas include organizational strategy and design, as well as team and leadership development. Specific services include management consulting, management training, and organizational audits. He is also a trustee of The Maclellan Foundation, Inc., and a director of MetoKote Corporation, Pliant Corporation, and Guitar Center, Inc. He has been our director since 1995, and his term expires in 2006.

Edward J. Muhl

Mr. Muhl, 61, served as the National Leader of the Insurance Regulatory Advisory Practice of PricewaterhouseCoopers from 2001 until his retirement in June 2005. He was Senior Managing Director of Navigant Consulting, Inc. from 1998-2000, which he joined as Executive Vice President in 1997. Mr. Muhl previously served as the Superintendent of Insurance of the State of New York from 1995-1997 and as the Insurance Commissioner of the State of Maryland from 1982-1988 and was President of the National Association of Insurance Commissioners. He is also a director of Farm Family Insurance Company and Royal & SunAlliance Insurance Group (U.S. Operations). He has been our director since 2005, and his term expires in 2006.

CONTINUING DIRECTORS

Jon S. Fossel

Mr. Fossel, 64, retired as Chairman and Chief Executive Officer of the OppenheimerFunds in 1996. He continues to serve as a trustee of 40 of the Denver-based OppenheimerFunds mutual funds. In November of 2004, Mr. Fossel also became a director of Northwestern Corporation d/b/a Northwestern Energy located in Sioux Falls, South Dakota. Northwestern Energy is an electricity and natural gas provider. He has been our director since 2002, and his term expires in 2008.

Ronald E. Goldsberry

Dr. Goldsberry, 63, currently serves as Chairman of OnStation Corporation, formerly known as Carstation.com. He is also an independent contractor to Deloitte Consulting. He has served as Chairman of OnStation Corporation since November 1999. He served as Chief Executive Officer of OnStation from January to May 2002 and from November 1999 to March 2001. He served as Global Vice President and General Manager of Global Ford Customer Service Operations at Ford Motor Company from January 1997 to November 1999. Prior to that time, Dr. Goldsberry served as General Manager of the Customer Service Division of Ford Motor Company from February 1994 to December 1996 and General Sales and Marketing Manager for the Parts and Service Division from October 1991 to February 1994. He has been our director since 1999, and was a director of UNUM Corporation from 1993 until its merger with the Company in 1999. His term expires in 2007.

Gloria C. Larson

Ms. Larson, 55, currently holds the position of Co-Chairperson of the Government Practices Group of the law firm Foley Hoag LLP and Coordinator for the Administrative Practices Group. Prior to joining Foley Hoag, she was Secretary of Economic Affairs for the Commonwealth of Massachusetts from 1993 to 1996 and Secretary of Consumer Affairs and Business Regulation from 1991 to 1993. Before joining the Commonwealth of Massachusetts, she was Deputy Director of Consumer Protection for the Federal Trade Commission and an attorney in private practice. She is also a director of RSA Security Inc. and KeySpan Corporation. She has been our director since 2004, and her term expires in 2008.

Hugh O. Maclellan, Jr.

Mr. Maclellan, Jr., 66, is President of The Maclellan Foundation, Inc., a charitable foundation, and a director of SunTrust Bank, Chattanooga, and Covenant Transport, Inc. He became a director of the Company’s predecessor in 1975 and of the Company in 1995. His term expires in 2007.

Michael J. Passarella

Mr. Passarella, 64, was elected to the Board on January 31, 2006. He was an audit partner of PricewaterhouseCoopers LLP from 1975 until his retirement in 2002. He served as the managing partner of that firm’s securities industry practice from 1983 to 1998 and was the capital markets industry global audit leader from 1998 to 2001. Mr. Passarella recently completed service as a director and Chairman of the Audit Committee of Archipelago Holdings Inc., which merged in March 2006 with the New York Stock Exchange. His term expires in 2007.

C. William Pollard

Mr. Pollard, 67, became Chairman of the Board of the Company on December 31, 2004, having been a co-chairman of the Office of the Chairman of the Board since March 2003. He is Chairman Emeritus of The ServiceMaster Company, having retired as Chairman of the Board in April 2002 and as a Board member in January 2003. He served as Chairman of the Board of ServiceMaster from January 1994 to April 2002. He reassumed the position of Chief Executive Officer in October 1999 and served in that capacity until February 12, 2001. From June 1990 to December 1993, he served as Chairman and Chief Executive Officer of The ServiceMaster Company. From May 1983 to June 1990, he served as President and CEO of ServiceMaster. ServiceMaster provides lawn care and landscaping maintenance, termite and pest control, plumbing, cleaning, and appliance and other home equipment maintenance. He is also a director of Herman Miller, Inc. He became a director of the Company’s predecessor in 1975 and of the Company in 1995. His term expires in 2007.

William J. Ryan

Mr. Ryan, 61, is currently Chairman, President, Chief Executive Officer and a director of TD Banknorth Inc., a banking and financial services company headquartered in Portland, Maine. He was previously Chairman, President, Chief Executive Officer and a Director of Banknorth Group Inc. until March 2005, when it was merged into TD Banknorth Inc. He was President and Chief Executive Officer of People’s Heritage Savings Bank from 1989 until its merger with Banknorth in 2000. Prior to 1989, he held a number of leadership positions with Bank of New England North, most recently as President and Chief Executive Officer. He is also a director of Wellpoint, Inc. He became a director of the Company in 2004. His term expires in 2008.

Thomas R. Watjen

Mr. Watjen, 51, became President and Chief Executive Officer in March, 2003. He served as Vice Chairman and Chief Operating Officer of the Company from May 2002 until March 2003. He became Executive Vice President, Finance in June, 1999 and assumed additional Risk Management responsibilities on November 1, 1999. Prior to the Merger, he was Vice Chairman and Chief Financial Officer of Provident, positions he assumed in March, 1997. Mr. Watjen became Executive Vice President and Chief Financial Officer of a Provident predecessor company in July, 1994. He has been our director since 2002, and his term expires in 2008.

SECURITY OWNERSHIP

The following table shows the number of shares of our common stock beneficially owned, as of March 20, 2006, by each director and named executive officer, and by all directors and executive officers as a group. The table also includes information about stock options, stock units, restricted stock and deferred share rights or phantom shares credited to the accounts of our directors and executive officers under various compensation and benefit plans.

Name	Shares Beneficially Owned	Shares Beneficially Owned Subject to Options Exercisable as of May 19, 2006	Deferred Share Rights or Phantom Shares	Total Shares Beneficially Owned	% of Company Common Stock

Jon S. Fossel (1)	0	0	9,939	9,939	*

Pamela H. Godwin (1)	2,000	0	7,709	9,709	*

Ronald E. Goldsberry (1) (2)	0	15,533	30,851	46,384	*

Thomas Kinser (1)	1,000	0	4,355	5,355	*

Gloria C. Larson (1)	0	0	7,749	7,749	*

Hugh O. Maclellan, Jr. (3)	1,012,709	43,654	0	1,056,363	*

A. S. (Pat) MacMillan, Jr. (1)	527	13,806	2,341	16,674	*

Edward J. Muhl	0	0	0	0	*

C. William Pollard (1)	52,895	20,000	1,874	74,769	*

William J. Ryan (1)	1,400	0	5,948	7,348	*

Thomas R. Watjen (4)	654,771	1,635,540	0	2,290,311	*

Joseph M. Zubretsky	311,830	0	0	311,830	*

F. Dean Copeland (4) (5)	129,777	600,443	3,528	733,748	*

Robert O. Best (4)	116,931	205,090	0	322,021	*

Robert C. Greving (4)	47,730	93,680	0	141,410	*

Kevin P. McCarthy (4)	65,739	80,020	0	145,759	*

All directors and executive officers as a group (1) (2) (3) (4) (5) (6)	2,531,258	2,737,706	74,294	5,343,258	—

*	Denotes less than one percent

(1)	Includes number of shares of phantom Company common stock representing deferred share rights awarded under the Company’s Non-Employee Director Compensation Plan of 1998.

(2)	Includes number of shares of phantom Company common stock credited to the non-employee directors’ accounts under the former UNUM Corporation 1998 Director’s Deferred Compensation Plan.

(3)

As of March 20, 2006, Mr. Maclellan had sole voting power over 228,970 shares and shared voting power over 783,739 shares (total 1,012,709 shares). Mr. Maclellan had shared investment power over 665,862 shares and sole investment power over 346,847 shares (total 1,012,709 shares) of the Company’s common stock. The Maclellan Foundation, Inc. (the “Foundation”), a charitable organization treated as a private foundation for federal income tax purposes, holds 614,830 of these shares, for which Mr. Maclellan, a Trustee and President of the Foundation,

holds a revocable proxy. Totals listed above do not include 25,696 shares of Company’s common stock voted solely by spouse, Nancy B. Maclellan, of which beneficial ownership is disclaimed.

(4)	Shares owned by Messrs. Watjen, Copeland, Best, Greving, McCarthy and the executive officers as a group include shares owned in the Company’s 401(k) plan.

(5)	Includes number of shares of phantom Company common stock representing performance shares awarded under the Performance Share Plan of the Amended and Restated Annual Management Incentive Compensation Plan of 1994. These performance shares represent deferred compensation based on the value of the market price of the Company common stock at the time the compensation is earned. The performance shares include both shares awarded and shares resulting from the gross-up described in the plan (“premium shares”). The performance shares cannot be converted into stock for a period of three years after grant, unless (with respect to the awarded shares only) the participant terminates employment with the Company. As a result of the merger with UNUM, a change in control occurred under the terms of the MICP and premium shares, which were granted prior to the merger and previously subject to forfeiture for a period of three years, vested.

(6)	Includes shares owned jointly or separately by spouses and minor children of all directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, our directors, officers, and 10% beneficial holders of our common stock are required to file with the Securities and Exchange Commission certain forms reporting their beneficial ownership of and transactions in our common stock. Based solely upon information provided to us by each such person, we believe that each of our directors and officers and 10% beneficial owners filed all required reports on a timely basis during the last fiscal year, with the exception of Ronald E. Goldsberry, who filed one Form 4 late due to an administrative error by Mr. Goldsberry’s broker. Mr. Goldsberry’s Form 4 reflecting the sale pursuant to a Rule 10b5-1 plan adopted on November 21, 2005 of 16,463 shares held directly and the sale of 8,800 shares held indirectly (by family limited partnership) was filed on November 30, 2005, two days after it was due.

REPORT OF THE BOARD COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is composed solely of members who are independent and who are “Non-Employee Directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The committee met 8 times during 2005.

The Committee oversees the compensation and benefit strategies of the Company. The Committee’s Charter reflects its responsibilities and the Committee and the Board periodically review and revise the Charter. Under the Charter, the Committee has overall responsibilities:

•	to review and approve the CEO’s compensation;
•	to review and approve compensation for the other senior executives (including Senior Vice Presidents and above and managing directors of principal subsidiaries);
•	to review and approve the compensation plans and policies for officers;
•	in consultation with executive management, to oversee regulatory compliance with respect to compensation matters;
•	to review and recommend to the Board the compensation of directors;
•	to review and recommend to the Board any equity-based compensation plan;
•	to oversee generally actions related to the Company’s benefit or ERISA plans;
•	to prepare an annual report of executive compensation for the Company’s proxy statement as required by regulations of the SEC; and
•	to conduct an annual performance evaluation of the Committee.

The Executive Compensation group in our Human Resources Department supports the Committee in its work. The Committee also seeks the advice of an external compensation consultant on CEO and other executive compensation. The compensation consultant typically attends all of the Committee meetings.

This report addresses our compensation policies and practices, and the Compensation Committee’s decisions regarding 2005 compensation as they affected the CEO and our five other most highly paid executive officers for 2005. These six individuals are collectively referred to as the “Named Executive Officers.” These policies and practices also affect the compensation of our other officers.

Compensation Philosophy

Our compensation philosophy is to:

•	Emphasize a performance culture by providing all employees with competitive base pay and incentive opportunities. Annual incentive opportunities will be based on the Company’s achievement of selected annual goals and an appraisal of individual performance in the context of targets set each year. Long-term incentives are equity-based, and their value will therefore be dependent on share price performance over a longer period.

•	Consider roles, skills, abilities, experience and performance expectations on an individual level so that total pay levels will reflect both the competitive market and individual performance.

•	Reinforce an ownership culture in the Company, and accomplish this by making equity-based compensation vehicles generally available to key managers of the Company and requiring senior executive officers to hold equity awards for a specified period of time after exercise or vesting.

Stock Ownership Goals

We believe it is important to align the interests of our senior executives with those of our stockholders. This is an important feature of our executive compensation programs. To accomplish this we require certain senior officers to retain certain amounts of the securities received from equity based grants for specified periods of time. In determining the number of securities such executives must retain and the time for which the retention is required, we take into account the individual’s job level. The table below details the percentage of the securities and time required to be held by job level.

	Percentage of Net LTI Shares Required to be Held for at least 3 Years Following Acquisition*	Percentage of Net LTI Shares Required to be Held Until Retirement or Termination
CEO	100%	75%
Senior Executive Vice President	100%	75%
Executive Vice Presidents	60%	30%
Senior Vice Presidents	50%	n/a
* “Acquisition” means the date of exercise for options and the date of vesting for restricted stock. Percentages shown are the ‘net’ % of shares to be held after payment of taxes.

Peer Group

In order to obtain comparative compensation information for executive officers, we participate in surveys conducted by external consultants, and evaluate the practices of companies within a certain peer group, which includes a mix of insurance and financial services companies. The Committee reviews the companies in the peer group periodically, and companies are added and deleted from the peer group as consolidation occurs and business objectives change. The companies in the surveys, as well as the peer group, include those that we have determined are our competitors for executive talent. This is a different group of companies than is included in the “Insurance Index” used for the comparison of five year cumulative total return, under “Company Performance” on page 38.

In addition to reviewing executive officers’ compensation against the comparative groups, the Committee also considers recommendations from the CEO regarding total compensation for those executives reporting directly to him. Management provides the Committee with historical and prospective compensation information by component for each executive officer.

Overview

In 2005, the elements of compensation for our executive officers were: (1) an annual base salary; (2) a bonus, paid in cash under the Management Incentive Compensation Plan of 2004; and (3) restricted stock granted under the Amended and Restated Stock Plan of 1999.

Base Salary

The Committee reviews base salaries for executive officers on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in base salaries, if any, are determined after conducting a subjective evaluation of several factors, including the individual’s level of responsibility, Company performance, individual performance and pay level compared to the pay levels within the peer group. Mr. Watjen’s and Mr. Zubretsky’s employment agreements provide for a minimum base salary.

Annual Incentive Compensation

The Management Incentive Compensation Plan of 2004 (“MICP”) is the primary plan the Company uses for annual incentive compensation. During 2005, the Committee made the decision to extend this plan to all non-sales employees of the Company. This report relates to the annual incentive opportunities for executive officers in 2005.

The Committee sets annual incentive targets as a percentage of each Named Executive Officer’s base salary. The target is generally established based on the executive officer’s position and the responsibilities that accompany that position, as well as market data from peer group companies. For 2005, the annual incentive targets for the executive officers ranged from 65% to 100% of base salary.

Each year, the Committee establishes earnings thresholds which must be achieved as a condition to any payouts under the MICP. The Committee also establishes performance goals based on one or more corporate performance criteria and establishes target awards based on the achievement of these goals.

The Committee establishes specific goals for the enterprise as a whole (which we refer to as the Enterprise plan) as well as goals for each subsidiary or business unit (U.S. Brokerage Operations, Colonial Life & Accident, GENEX Services and Unum Limited). Weightings are assigned to the various goals with respect to the performance measures for each plan.

We based 2005 incentive awards for Messrs. Watjen and Zubretsky solely on the Enterprise plan. The three performance measures for the Enterprise plan for 2005 were before tax operating earnings, return on equity, and earned premium. A portion of the awards to Messrs. Best, McCarthy and Greving was based on the Enterprise plan, and the remaining portion was based on U.S. Brokerage Operations. The four performance measures for U.S. Brokerage Operations were before tax operating income, operating expense ratio, earned premium, and sales.

The Committee considers both overall corporate performance and corporate performance under each of the performance measures in determining the annual payout under the MICP. In measuring financial results for 2005, the Committee excluded both positive and negative effects of several unusual items, including tax benefits resulting from the completion of IRS examinations and the repatriation of unremitted foreign earnings, the charges related to the settlement agreement with the California Department of Insurance, certain costs of claim management underperformance, the impact of the recapture of a closed block of individual income protection business, and certain other gains and losses.

In addition to achievement of corporate goals, awards to participants are based on an assessment of their contribution to our business. We may include subjective as well as objective measures in assessing an officer’s contribution.

Based on 2005 results, the Committee approved awards to the Named Executive Officers that ranged from 66% to 115% of target. All awards were paid in cash.

Long-Term Incentive Compensation

We make awards of long-term incentive compensation under our Amended and Restated Stock Plan of 1999. The plan permits grants to our officers, employees, producers and directors in the form of stock options, restricted stock, stock appreciation rights, dividend equivalent awards, or any other right or interest relating to stock or cash. Generally, we make long-term incentive grants in the first quarter of each year to employees at the officer level for performance during the prior year. The terms and conditions of the awards are set at the time of grant. We grant restricted stock to officers at the level of vice president and above. We grant deferred cash awards to officers below the level of vice president.

For the 2005 fiscal year, we made long-term incentive awards based on a performance-based system linked to corporate performance as part of the Company’s strategic plan. We established the following corporate performance factors for 2005: before tax operating earnings, return on equity, and capital generation. At the end of 2005, the Committee reviewed our performance versus the identified goals. Based on a balance of corporate performance, acceptable levels of expense, stock price, and other factors, the Committee determined an achievement level of 120% and created aggregate restricted stock and deferred cash award pools. We made grants to participants based on their individual performance and a recommendation by their manager. The grants were in the form of either restricted stock or deferred cash (depending upon their job level) with a three year ratable vesting period (1/3 after one year, 1/3 after two years and 1/3 after three years), with the exception of Mr. Copeland who, pursuant to the terms of his Employment Agreement, received a cash payment upon his retirement from the Company.

The 2006 long-term incentive awards will also be made based on a performance-based system under which awards of restricted stock or deferred cash will be granted based on the corporate performance factors of before tax operating income, return on equity, and revenue.

Perquisites

We provided certain perquisites to senior management in 2005 as summarized below.

Corporate Aircraft

•	Mr. Watjen was allowed to use the corporate aircraft up to 40 hours for personal use.
•	Mr. Copeland was allowed to use the corporate aircraft up to 20 hours per year.
•	Personal use for the remaining Named Executive Officers is limited to spouse/guest travel to a Company business function or in unique circumstances with prior CEO approval.
•	Amounts for Mr. Watjen’s personal use, Mr. Copeland’s personal use and spouse/guest travel to business functions are grossed-up to cover taxes.

In 2005, we valued the personal use of the Company aircraft, for purposes of compensation disclosure, using a method that takes into account:

•	fuel costs
•	landing fees/parking/weather monitoring
•	maintenance fees per hour of flight
•	crew travel expenses
•	on-board catering

Fixed costs which do not change based on usage, such as pilots’ salaries and depreciation of the aircraft are excluded.

Club Dues

Our policy is that memberships should only be held by those who have a need to entertain customers or vendors as part of their role. We gross-up the amounts to cover taxes.

Financial Counseling

We provide financial counseling services to each Named Executive Officer along with other Senior Vice Presidents and above of the Company through external vendors. We also reimburse up to $5,000 per year for Messrs. Watjen, Zubretsky and Copeland and up to $3,000 for the remaining Named Executive Officers for related items (will preparation, tax returns, etc.). The amounts are grossed-up to cover taxes.

Corporate Apartment

We own an apartment building at our Chattanooga, TN headquarters which is used as temporary housing for employees that we relocate to the area. We provided the use of an apartment to Messrs. Zubretsky and Copeland because their spouses did not relocate to Chattanooga. The amount was grossed-up for taxes for Mr. Copeland as part of a special arrangement. Given his retirement, our policy is to discontinue this type of gross-up other than for the initial relocation period of six months. Mr. Zubretsky’s use of the apartment was grossed-up for this six month period after which it is imputed income (based on a market rate for similar rental property in the area), and he pays the related taxes.

Executive Health Program

We provide each of the Executive Vice Presidents and above the opportunity for a comprehensive physical exam at a renowned medical center, paid by us. The benefit creates the ability to have a comprehensive screening in one day versus multiple visits. The program is completely confidential and voluntary. The amounts shown are grossed-up by us to cover taxes.

Relocation

We pay relocation expenses for any employee that we move. Our policy provides various levels of support depending upon the job level of the employee. The amounts are grossed-up to cover taxes.

Travel Reimbursements

As part of Mr. Zubretsky’s employment, we agreed to pay for airfare and taxi service for up to thirty-six trips to New York to visit his spouse between his employment date and March 2007. These expenses are imputed as income to him and are not grossed-up by us.

Non-resident State Taxes

Many of our employees are residents of TN (which has no state income tax) and are required to travel to other Company locations such as ME, SC and NY for business. Under state laws, when an employee earns more than a specified amount working in another state, the employee is required to pay state income taxes to that state. Therefore, when this happens, we pay the state income tax on the employee’s behalf and gross that income amount up for FICA and Medicare taxes.

Legal Fees

Messrs. Watjen and Zubretsky have provisions in their employment agreements which provide for reimbursement of legal fees incurred during the negotiation/renegotiation of the employment agreement. The amounts are grossed-up to cover taxes.

Gifts

Occasionally, we provide small gifts to executives which are taxable income. When this happens, we gross-up the amount to cover taxes.

Chief Executive Officer Compensation

Compensation of the Chief Executive Officer follows the philosophy for executive compensation described above. In setting CEO compensation, the Committee considered several factors, including our overall pay philosophy, executive stock ownership, and competitive market practices.

Base Salary

Mr. Watjen’s base salary in 2005 was $950,000. Following an evaluation of Mr. Watjen’s performance and competitive pay practices, effective March 1, 2006, the Committee increased his annual base salary to $1,000,000.

Annual Incentive Compensation

Under the terms of Mr. Watjen’s employment agreement, he was eligible to receive an annual bonus for 2005 with a target of not less than 120% of his annual base salary for 2005 (or $1,140,000).

In December 2005 and again in February 2006, Mr. Watjen recommended to the Committee that his 2005 annual bonus be substantially reduced. Mr. Watjen’s suggestion was based on the fact that the performance of the Company’s U.S. Brokerage segment, particularly the Benefits Center, had been below expectations in the first and fourth quarters of 2005 and his belief that top management should bear responsibility for both good and bad results during the year. The Committee noted that the bonus amount Mr. Watjen recommended was substantially below the contractual bonus to which he was entitled under his employment agreement.

The Committee discussed Mr. Watjen’s request in December 2005 as it approved amendments to his employment agreement, and considered the appropriate incentives and rewards for his performance. After substantial discussion in December 2005 and again in February 2006, the Committee concluded that Mr. Watjen’s performance in building the fundamentals of the business, returning the Company to profitability, and putting in place the elements necessary for long-term return on equity – including reorganization of the U.S. Brokerage business, recruiting of new top managers, and reorganization of the claims operations – was substantially above average. The Committee concluded that these long-term benefits should be rewarded and similar efforts encouraged. Moreover, despite the lower-than-expected profitability in the first and fourth quarters, the Company posted its first positive net income in three years. Therefore, in December 2005, the Committee approved the amendments to Mr. Watjen’s agreement to provide that his salary, bonus, and long-term incentives be raised to the 50th percentile of the compensation peer group. This resulted in a salary increase to $1 million and an increase in his annual incentive opportunity to 125%.

Nevertheless, the Committee agreed with Mr. Watjen that lower than expected performance merited some consideration as they evaluated his annual performance. The Committee also agreed with Mr. Watjen that his annual bonus for 2005 should demonstrate some reduction due to these annual results. Therefore, the Committee set Mr. Watjen’s bonus at $752,400, which was 66% of target, for 2005, under the MICP.

Long-Term Incentive Compensation

The Committee believes that long-term incentives should focus the CEO on, and reward him for, the achievement of long-term strategic and operational goals that are linked to and promote stockholder value creation.

In 2005, the Committee established a target award of 100,000 shares of restricted stock to be awarded to Mr. Watjen in 2006 based on 2005 performance. The Committee and Mr. Watjen agreed on a set of strategic goals for 2005. The number of shares awarded could be reduced or increased by 25,000 shares depending on the Committee’s assessment of Mr. Watjen’s performance in relation to these goals.

After the 2005 fiscal year, the Committee assessed Mr. Watjen’s achievement of these goals. In addition to considering Mr. Watjen’s effectiveness in managing changes related to the implementation of the RSA and CSA noted above, the Committee also considered other favorable business trends at the Company, including improvements in core sales, renewals, and persistency, the shift in the mix of business and successful executive recruitment. In addition, the Committee believes that certain organizational changes undertaken by Mr. Watjen in late 2005 will improve the Company’s ability to successfully implement the changes contemplated. Based on its overall assessment of Mr. Watjen’s performance, the Committee awarded Mr. Watjen 125,000 shares of restricted stock in February 2006.

As part of its annual review of Mr. Watjen’s compensation, in February 2006, the Committee increased Mr. Watjen’s long-term incentive target to 350% of salary which is the 50th percentile of competitive practice. As part of this target, the Committee will include one third of the Black-Scholes value of the 600,000 share option grant that it made to him in December 2003.

Million Dollar Deduction Limitation (IRC Section 162(m))

Section 162(m) of the Internal Revenue Code, imposes a $1 million limit on the amount a public company may deduct for compensation paid to its chief executive officer or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation.(i.e. compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders) Annual bonuses under the Executive Officer Incentive Plan of the MICP are designed to satisfy the requirements for deductible compensation. While the Committee takes into account the deductibility of executive compensation, it retains the discretion necessary under the circumstances to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent, even though the requirements of Section 162(m) may not be satisfied.

William J. Ryan, Chairman

Pamela H. Godwin

A.S. (Pat) MacMillan, Jr.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid by us for the years 2003, 2004 and 2005 to our Chief Executive Officer and the five other most highly compensated executive officers in 2005, which we refer to as the “Named Executive Officers”.

Annual Compensation						Long Term Compensation
						Awards			All Other Compensation ($)		Total (1) ($)
Name & Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($) (2)(3)	Restricted Stock Awards ($) (4)		Securities Underlying Options (#)
Thomas R. Watjen	2005	941,667	752,400		91,804	2,632,500	(5)	0	7,641	(6)	4,426,012
President and	2004	900,000	900,000		114,722	1,617,921		0	8,278		3,540,921
Chief Executive Officer	2003	862,500	896,000		70,659	750,004		600,000	7,578		4,147,251

Joseph M. Zubretsky	2005	514,583	1,490,000	(7)	69,592	5,688,471	(5)	0	65	(6)	7,762,711
Senior Executive Vice President -	2004	0	0		0	0		0	0		0
Finance, Investments & Corp. Devel.	2003	0	0		0	0		0	0		0

Robert O. Best	2005	393,333	299,619		29,558	477,135	(5)	0	8,478	(6)	1,208,123
Executive Vice President – Service	2004	356,667	246,100		11,611	315,084		0	8,278		937,740
Operations & Chief Information	2003	328,750	195,656		13,390	210,000		0	8,078		755,874
Officer

Robert Greving	2005	380,000	236,194		21,937	370,867	(5)	0	8,478	(6)	1,017,476
Executive Vice President	2004	352,500	210,185		19,226	266,042		0	8,278		856,231
& Chief Financial Officer & Chief Actuary	2003	306,667	171,991		8,677	0		0	8,078		495,413

Kevin P. McCarthy	2005	367,500	279,941		29,415	447,314	(5)	0	8,478	(6)	1,132,648
Executive Vice President -	2004	326,667	205,800		17,195	295,554		0	8,278		853,494
Risk Operations	2003	295,417	154,212		8,149	210,000		0	8,078		675,856

F. Dean Copeland	2005	650,000	0		72,799	0		0	1,388,478	(8)	2,111,277
Senior Executive Vice President	2004	650,000	572,000		36,569	1,043,167		0	8,278		2,310,014
and Special Advisor to the	2003	602,500	519,800		24,824	350,002		0	7,778		1,504,904
Chief Executive Officer

(1)	The amount shown is the sum of values in the columns to the left. Included in the 2003 total for Mr. Watjen is the grant date Black-Scholes value, as reported in the April 7, 2004 proxy, of the 600,000 stock options granted that year ($1,560,510).

(2)	Other Annual Compensation consists of the following:

	Year	Mr. Watjen	Mr. Zubretsky	Mr. Best	Mr. Greving	Mr. McCarthy	Mr. Copeland
Tax Reimbursement Payments (a)	2005	$16,938	$13,479	$9,379	$8,131	$13,207	$26,861
	2004	28,937	0	11,611	19,226	17,195	36,569
	2003	18,111	0	13,390	8,677	8,149	24,824
Financial Counseling	2005	10,432	0	6,556	8,800	9,300	5,000
	2004	8,992	0	6,350	6,000	9,000	6,000
	2003	2,082	0	6,341	6,000	1,701	6,000
Club Memberships	2005	2,391	1,964	4,646	5,006	1,775	0
	2004	2,101	0	4,342	4,171	2,866	0
	2003	1,910	0	3,751	3,575	135	0
Personal Use of Company Aircraft	2005	38,853	7,084	0	0	0	13,052
	2004	45,863	0	11,450	4,900	7,566	0
	2003	41,910	0	2,584	2,104	7,386	3,428
Use of Corporate Apartment/ Company Car	2005	0	13,679	0	0	0	20,100
	2004	0	0	0	0	0	20,100
	2003	0	0	0	0	0	19,650
Executive Health Program	2005	3,483	0	0	0	0	3,307
	2004	0	0	0	0	0	0
	2003	0	0	0	0	0	0
Spouse/Guest Travel for Attendance at Company Business Functions	2005	2,253	0	6,689	0	5,133	4,383
	2004	22,034	0	6,950	22,574	9,374	21,521
	2003	1,715	0	8,867	0	10,230	880
Relocation	2005	0	2,066	0	0	0	0
	2004	0	0	0	0	0	0
	2003	0	0	0	0	0	0
Travel Reimbursements	2005	0	7,590	0	0	0	0
	2004	0	0	0	0	0	0
	2003	0	0	0	0	0	0
Non-resident State Taxes	2005	17,454	13,730	2,288	0	0	0
	2004	6,577	0	0	0	0	0
	2003	4,931	0	0	0	0	0
Legal Fees/Misc.	2005	0	10,000	0	0	0	96
	2004	218	0	0	101	150	0
	2003	0	0	0	200	0	0
Total	2005	$91,804	$69,592	$29,558	$21,937	$29,415	$72,799
	2004	$114,722	0	$40,703	$56,972	$46,151	$84,190
	2003	$70,659	0	$34,933	$20,556	$27,601	$54,783

(a) The amounts shown in this row represent tax payments made by us on behalf of each Named Executive Officer relating to other items in this table. For a detailed description of each item, see “Perquisites” section on page 25.

(3)	Includes the incremental cost to us of our executives’ personal use of the corporate aircraft. This cost is calculated based on the variable costs to us, including fuel costs, landing fees, parking fees, maintenance, on-board catering, weather monitoring costs and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilots’ salaries and depreciation of the aircraft, are excluded.

The amounts reported reflect a change in valuation methodology from prior years in which the cost of the personal use of the aircraft had been calculated using the Standard Industrial Fare Level (SIFL) tables found in the tax regulations. The 2004 and 2003 amounts have been re-calculated to reflect this new methodology so that the amounts are reported on a consistent basis.

(4)	The table below provides information for the total number of shares of restricted stock held by each of the Named Executive Officers as of December 31, 2005. The value of the total shares is calculated using the closing price ($22.75) of the Company’s stock on December 30, 2005. In addition, the table details the value realized on shares that vested during 2005, as well as the future vesting schedule of all shares held at December 31, 2005.

Named Executive Officer	Shares Vested During 2005 (a)	Value Realized at Vesting Date ($) (a)	Total Shares of Restricted Stock as of 12/31/2005		Value as of 12/31/2005	Vesting Schedule	Dividends Received in 2005
Watjen	33,333	$572,661	194,295		$4,420,211	33,334 on 2/8/2006 61,350 on 5/28/2006 29,861 on 2/17/2007 19,750 on 6/14/2007 50,000 on 2/18/2007	$57,038
Zubretsky		$0	230,018	(b)	$5,232,910	74,756 on 3/16/2007 51,754 on 3/16/2008 51,754 on 3/16/2009 51/754 on 3/16/2010	$51,754
Best		$0	38,112		$867,048	19,962 on 4/15/2006 18,150 on 2/18/2007	$10,072
Greving		$0	15,325		$348,644	15,325 on 2/18/2007	$3,448
McCarthy		$0	36,987		$841,454	19,962 on 4/15/2006 17,025 on 2/18/2007	$9,819
Copeland (c)	71,782	$1,578,576	0		$0		$19,285

(a)     The value realized is calculated as the number of shares vested multiplied by the average of the high and low stock price of our stock on the vesting date.

(b)     These restricted shares were awarded pursuant to Mr. Zubretsky’s employment agreement upon joining the Company, as noted in footnote (5) below.

(c)     Mr. Copeland vested in 10,000 shares on February 8, 2005; the remaining shares accelerated vesting, per the terms of the stock plan under which they were issued, upon his retirement from the Company on December 29, 2005.

(5)	See the “Report of the Board Compensation Committee on Executive Compensation – Long Term Incentive Compensation” for information relating to the 2005 program for the Named Executive Officers. Mr. Watjen received 125,000 shares, Mr. Zubretsky received 81,812 shares, Mr. Best received 22,656 shares, Mr. Greving received 17,610 shares, and Mr. McCarthy received 21,240 shares. All restricted shares vest ratably over a three year period (1/3 after one year, 1/3 after two years and 1/3 after three years). Dividends are paid on the restricted stock. The amount shown for Mr. Zubretsky also includes two additional grants that were received during 2005. An award of 74,756 shares of restricted stock was granted upon his employment with the Company pursuant to his employment agreement. In addition, as part of the employment negotiations with Mr. Zubretsky, we granted him 155,262 shares of restricted stock as the “buy out” of a portion of equity that he lost by leaving his former company.

(6)	Includes (i) $78 premium on term life insurance provided by us ($65 for Mr. Zubretsky because he was not employed for the entire year), and (ii) matching contributions under our long-term 401(k) retirement plan.

(7)	Bonus comprised of $775,000 signing bonus and $715,000 annual incentive.

(8)	Amount includes (i) $1,380,000 of termination payments pursuant to Mr. Copeland’s employment agreement, (ii) $8,400 in matching contributions under our long-term 401(k) retirement plan, and (iii) $78 premium on term life insurance.

OPTION GRANTS IN 2005

There were no option grants during 2005.

TOTAL OPTIONS EXERCISED IN 2005 AND YEAR-END VALUES

This table provides information for options exercised by each of the Named Executive Officers in 2005 and the number and value of the remaining options held by those executive officers at year-end, using the closing price ($22.75) of the Company’s stock on December 30, 2005.

			Number of Securities Underlying Unexercised Options Held at 12/31/05		Value of Unexercised In-the-Money Options at 12/31/05
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

Thomas R. Watjen (1)	0	0	1,708,539	200,001	2,532,783	959,338

Joseph M. Zubretsky	0	0	0	0	0	0

Robert O. Best	0	49,593	205,090	0	213,046	0

Robert C. Greving	0	0	93,680	0	163,736	0

Kevin P. McCarthy	0	0	91,320	0	127,972	0

F. Dean Copeland	0	0	600,443	0	307,061	0

(1)	The amounts for Mr. Watjen exclude 73,000 options of which he relinquished ownership and economic interest pursuant to a domestic relations order in January 1997. The value of the options transferred pursuant to the domestic relations order, all of which are exercisable, is $123,253. These 73,000 options were exercised on January 3, 2006. The value realized represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.

Pension Plan Table

The following table illustrates the combined estimated annual benefits payable under the UnumProvident Employees Pension Plan and Trust (“the Pension Plan”) and the UnumProvident Supplemental Pension Plan (the “Supplemental Plan”) upon normal retirement of participants with varying Final Average Earnings (as defined below) and years of Credited Service. The amounts shown are annual payments for the life of a participant who retires at age 65. Specific variations from the table for the Named Executive Officers are discussed below. As of December 31, 2005, Messrs. Best, Copeland, Greving, McCarthy, Zubretsky and Watjen had 12, 9, 9, 27, 1 and 12 years of benefit service, respectively. If Messrs. Best, Copeland, Greving, McCarthy, Zubretsky and Watjen were to continue their employment with the Company until age 65, the respective years of benefit service would be 22, 9, 20, 42, 17 and 26 for computing benefits.

UnumProvident Corporation

Pension Equity Plan — Proxy Statement

Pension Equity Formula on all Service ($)

	Service
Final Avg Earnings	10	15	20	25	30	35	40	45
500,000	57,500	87,800	119,300	152,000	185,700	216,600	247,600	278,500
600,000	69,300	106,000	144,000	183,400	224,000	261,400	298,700	336,000
700,000	81,200	124,200	168,700	214,700	262,400	306,100	349,800	393,500
800,000	93,100	142,300	193,300	246,100	300,700	350,800	400,900	451,000
900,000	105,000	160,500	218,000	277,500	339,000	395,500	452,000	508,500
1,000,000	116,900	178,700	242,700	308,900	377,400	440,200	503,100	566,000
1,100,000	128,800	196,800	267,300	340,300	415,700	485,000	554,200	623,500
1,200,000	140,700	215,000	292,000	371,700	454,000	529,700	605,400	681,000
1,300,000	152,600	233,200	316,700	403,100	492,400	574,400	656,500	738,500
1,400,000	164,500	251,300	341,300	434,500	530,700	619,100	706,600	796,000
1,500,000	176,300	269,500	366,000	465,900	569,000	663,900	758,700	853,500
1,600,000	188,200	287,700	390,700	497,200	607,400	708,600	809,800	911,000
1,700,000	200,100	305,800	415,300	528,600	645,700	753,300	860,900	968,500
1,800,000	212,000	324,000	440,000	560,000	684,000	798,000	912,000	1,026,000
1,900,000	223,900	342,200	464,700	591,400	722,400	842,700	963,100	1,083,500
2,000,000	235,800	360,300	489,300	622,800	760,700	887,500	1,014,200	1,141,000

The above table reflects the amendment and merger of the Unum Lifecycle Plan, the Provident Retirement Plan for Salaried Employees and the Paul Revere Employees Pension Plan to a Pension Equity formula effective 1/1/2000. Retirement Benefits under this plan include a Basic Benefit based upon age at retirement, years of Benefit Service, Highest Average Earnings and Social Security Compensation. An additional “Transition Benefit” based on specified factors and the participant’s age as of 6/30/1997 for former Unum Plan participants and each participant’s age and service as of 3/31/2000 for former Paul Revere plan participants is also a part of the benefit formula. In addition, participants in the former Unum Lifecycle Plan accrue benefits under a different pension equity schedule for service prior to 1/1/2000. The plan also includes certain limited duration minimum benefits based on formulas in effect prior to 1/1/1997 under the former Unum Pension Plan and under the former Paul Revere Pension Plan and former Provident Pension Plan in effect prior to 3/31/2000. “Highest Average Earnings” is defined as the average of salary plus annual cash incentive payments for the five years in which earnings were highest within the last 10 years of employment. “Social Security Compensation” means the average of the annual Social Security taxable wage base in effect during the 35 year period ending when the employee reaches Social Security Retirement Age. Accrued benefits are 100 percent vested after 5 years of service. Because the combined benefit from the Pension Plan and Supplemental Plan varies based upon age and/or service at either 6/30/97 or 3/31/2000 and by participation in designated prior plans, and because Social Security Covered Compensation varies with year of birth, the retirement benefits shown above are averages; benefits for individual executives may be 10 to 15 percent higher or lower than shown.

The Supplemental Pension Plan provides benefits equal to the difference between what the Pension Plan can pay reflecting the limits imposed by Sections 401(a) and 415 of the Code and what the Pension Plan would otherwise have paid had these limits not existed. All participants in the Pension Plan who terminate or retire after 1/1/2000 and are affected by the limits are eligible to participate in the Supplemental Plan, including Messrs. Best, Copeland, Greving, McCarthy, Zubretsky and Watjen. This provision is effective 1/1/2000 for participants in the former Provident and Paul Revere Pension Plans.

Deferred Compensation

Our Management Incentive Compensation Plan formerly had a provision that allowed executives to defer a portion of their annual incentive for a minimum of three years in the form of phantom shares of our stock. For those executives who deferred, the amount deferred was ‘grossed-up’ by 30%. This deferred compensation feature was discontinued in 2004. Amounts previously deferred under the plan remain deferred according to their original terms.

In 2005, the distributions from this plan were as follows:

Name	Aggregate Distributions during 2005	Aggregate Balance at 12/31/05(a)
Greving	$65,748	$0
Copeland	$40,168	$80,266

(a)      Balance was calculated based on number of shares remaining at 12/31/05 multiplied by the closing price of $22.75 of our stock on December 30, 2005.

(b)      None of the other Names Executive Officers have any remaining deferred compensation under this plan.

Employment Agreements

We have entered into employment agreements with Messrs. Watjen and Zubretsky.

Employment Agreement with Mr. Watjen

Mr. Watjen’s employment agreement, which was originally effective as of January 1, 2002 and amended on December 16, 2005, currently extends through December 16, 2007, subject to automatic one-year extensions unless either party elects not to renew. Under the terms of his agreement, Mr. Watjen is paid a salary of $950,000 and is eligible for a target annual bonus of not less than 120% of his base salary, exclusive of any special or supplemental bonuses that may be awarded. Under the terms of the agreement, Mr. Watjen is eligible to participate in all incentive, saving, retirement, health, welfare and fringe benefit plans and programs generally available to our senior executive officers.

The employment agreement provides for retirement benefits payable to Mr. Watjen. He is entitled to a minimum annual retirement benefit equal to 2.5 percent of his final average earnings multiplied by his years of service (as such terms are defined in his employment agreement) up to 20 years. If he retires after age 55, but prior to age 60, his benefit will be reduced by 5% for each year under 60. The minimum annual retirement benefit provided for in the employment agreement will be reduced by any benefits payable to him under our Qualified Pension Plan and Supplemental Plan. In addition, Mr. Watjen is entitled to post retirement welfare benefit coverage in accordance with the terms of our applicable plans to the extent that we provide such coverage. Mr. Watjen will receive full credit for all his years of service with us for all purposes except for the post retirement medical plan. Service credit for this plan will be given pursuant to the terms of such plan.

In the event we terminate Mr. Watjen’s employment without cause or Mr. Watjen resigns for good reason (as such terms are defined in the agreement), he will receive the following severance benefits:

•	an amount equal to three times the sum of his annual base salary and the average annual bonus paid to him in the three years prior to the date of termination,

•	accrued obligations for salary and a pro-rata bonus for the portion of the year preceding termination,

•	a lump sum payment representing the increase in present value of his retirement benefit as if he had accumulated three additional years of age and service;

•	continuation of health and welfare benefits for a period of up to three years, and

•	all of his equity awards granted after July 1, 1999 will vest to the extent such awards would have vested if he had remained continuously employed through the expiration of the term of his agreement, and any options will remain exercisable through the later of (i) the post-termination expiration date specified in the original option agreement, (ii) December 31 of the year in which his termination of employment occurs, or (iii) the 15th day of the third month following his date of termination, but not exceeding the expiration of their initial term.

If we terminate Mr. Watjen’s employment without cause or Mr. Watjen resigns for good reason within the 12-month period following a potential change in control, as defined in his agreement, or within the two-year period following a change in control, in addition to the severance benefits listed above, all of his equity awards granted after July 1, 1999 would fully vest and the options would remain exercisable for the same period described above.

If any payments pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, we will provide an additional payment such that Mr. Watjen would retain a net amount equal to the payments he would have retained if such excise tax had not applied.

By way of illustration of the severance and other benefits provided under the agreement, the following table shows the dollar amount of the benefits Mr. Watjen would receive under his employment agreement if he had terminated employment on December 31, 2005 under various circumstances (inclusive of any gross-up for excise taxes in the case of a change in control):

	Termination for Cause or Resignation without Good Reason at any time	Termination without Cause or Resignation with Good Reason absent a Change in Control	Termination without Cause or Resignation with Good Reason within 24 months after a Change in Control*
Thomas R. Watjen	$5,046,585*	$17,119,689	$17,119,689

* Represents the value of vested retirement plan benefits and current value of exercisable stock options.

The agreement prohibits Mr. Watjen from using or divulging confidential information and from competing with us or soliciting our employees for a period of 18 months after his employment terminates. The noncompetition and nonsolicitation covenants would expire upon the occurrence of a change in control.

Employment Agreement with Mr. Zubretsky

On March 1, 2005, we entered into an employment agreement with Mr. Zubretsky to serve as our Senior Executive Vice President, Finance, Investments and Corporate Development. The agreement term extends through December 31, 2007, subject to automatic one-year extensions unless either party elects not to renew. Under the terms of the employment agreement, Mr. Zubretsky received a sign-on bonus of $775,000, which is repayable on a pro-rata basis if he voluntarily terminates employment in the first two years, plus a sign-on grant of restricted stock valued at $2,700,000, which will vest as to one third of the shares on March 16, 2008, 2009 and 2010, subject to his continued employment with us. He is entitled under the agreement to receive an annual base salary of $650,000 and a target annual bonus opportunity of at least 100% of his base salary. The agreement also provides for target long-term incentive opportunity of at least 200% of base salary, measured on an annual equivalent basis. Pursuant to the agreement, in March 2005, Mr. Zubrestky was awarded restricted stock with an initial fair market value of $1,300,000 as of the grant date, consistent with long term incentive awards made to our other executive officers in 2005.

Under the terms of the agreement, Mr. Zubretsky is eligible to participate in all incentive, saving, retirement, health, welfare and fringe benefit plans and programs generally available to our senior executive officers. In addition, he will participate in the Supplemental Executive Retirement Plan (“SERP”), which provides an annual retirement benefit equivalent to 1.75% times years of service times final average earnings, subject to an eligibility requirement of age 55 and 5 years of service.

In the event we terminate Mr. Zubretsky’s employment without cause or Mr. Zubretsky resigns for good reason (as such terms are defined in the agreement), his sign-on grant of restricted stock, described above, will become fully vested and he will receive the following severance benefits in addition to accrued obligations and other benefits to which he is otherwise entitled under our plans, programs, policies and practices:

•	a severance payment equal to two times the sum of his base salary and the average of his prior three years’ annual bonuses, and

•	continuation of group health and welfare benefits for a period of up to two years.

If such termination of employment occurs within two years after a change in control, Mr. Zubretsky will receive the following enhanced benefits:

•	the severance payment mentioned above will instead be three times the sum of his base salary and the average of his prior three years’ annual bonuses,

•	the group health and welfare benefit coverage will instead be available for up to three years,

•	all of his outstanding equity awards will become fully vested and will remain exercisable for up to 24 months, and

•	he will receive a lump sum payment representing the increase in present value of his SERP benefit as if he had accumulated three additional years of age and service.

If any payments pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, we will provide an additional payment such that Mr. Zubretsky would retain a net amount equal to the payments he would have retained if such excise tax had not applied.

The agreement prohibits Mr. Zubretsky from using or divulging confidential information and from competing with us or soliciting our employees for a period of two years after his employment terminates. The noncompetition and nonsolicitation covenants would expire upon the occurrence of a change in control.

Change in Control Severance Agreements

We offer Change in Control Severance Agreements to certain other senior officers as determined by the Compensation Committee, including Messrs. Best, Greving and McCarthy. These agreements provide certain benefits in the event we terminate a senior officer’s employment without cause or the officer resigns for good reason (as such terms are defined in the agreements), within a two year period following a change in control, or in certain circumstances prior to a change in control. The severance benefits include:

•	payment of two times base salary and bonus (based on higher of pre-change-in-control salary and bonus or current salary and bonus);

•	pro rata bonus for the year of termination, based on assumed performance at the “target” level;

•	two years additional service credit towards pension benefit accrual, including both qualified and supplemental plans;

•	continued medical and dental coverage for two years (secondary to coverage obtained from subsequent employer);

•	vesting of all equity-based awards, which shall remain exercisable for ninety days from the date of termination;

•	vesting of accrued pension benefits, including both qualified and supplemental retirement plans; and

•	payment of all deferred compensation and outplacement services in accordance with our policies.

If any payments pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, we will provide an additional payment such that these individuals retain a net amount equal to the payments each would have retained if such excise tax has not been applied, unless a reduction in the payments by no more than 10% would result in no excise tax.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As described earlier in this Proxy Statement, the Company has a Compensation Committee, which is composed of William J. Ryan, Pamela H. Godwin, and A.S. (Pat) MacMillan, Jr. None of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries during the last fiscal year, or at any other time. During the last fiscal year, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and none of the Company’s executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Board of Directors of our Compensation Committee.

COMPANY PERFORMANCE

The following graph shows a five year comparison of cumulative total stockholder returns for the common stock of the Company (NYSE symbol: UNM), based on UNUM (NYSE symbol: UNM) historical and Provident (NYSE symbol: PVT) historical performance, the S&P Composite Index and the Insurance Index (non-weighted average of “total returns” from the S&P Life Index and the S&P Multi-line Index).

Total Stockholder Return

The Report of the Board Compensation Committee on Executive Compensation, the Company Performance graph, and the Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

BENEFICIAL OWNERSHIP OF COMPANY’S COMMON STOCK

Detailed information about the security ownership of beneficial owners of more than 5% of our common stock is set forth below, including beneficial ownership based on sole voting and shared voting power and investment (dispositive) power.

We do not know of any other person that is a beneficial owner of more than five percent (5%) of our common stock. Information is given as of December 31, 2005, unless otherwise indicated.

Beneficial Ownership Based on Voting Power

Name and Address of Beneficial Owner	Amount Beneficially Owned (1) (Voting Power)	Percent of Company Common Stock Outstanding
Dodge & Cox 555 California Street, 40th Floor San Francisco, CA 94104	22,844,273 (2)	7.7
Hotchkis and Wiley Capital Management, LLC 725 South Figueroa Street, 39th Floor Los Angeles, CA 90017	22,738,570 (3)	7.6

(1)	Beneficial ownership of securities is disclosed according to Rule 13d-3 of the Securities Exchange Act of 1934.

(2)	This information is based on Schedule 13G dated February 3, 2006, filed with the Securities and Exchange Commission by Dodge & Cox, which reflects beneficial ownership as of December 31, 2005. Securities reported are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(3)	This information is based on Schedule 13G dated February 13, 2006, filed with the Securities and Exchange Commission by Hotchkis and Wiley Capital Management, LLC, which reflects beneficial ownership as of December 31, 2005. Securities reported are beneficially owned as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Beneficial Ownership Based on Investment Power

Name and Address of Beneficial Owner	Amount Beneficially Owned (1) (Investment Power)	Percent of Company Common Stock Outstanding
Dodge & Cox 555 California Street, 40th Floor San Francisco, CA 94104	24,003,673 (2)	8.1
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	15,247,809 (3)	5.0
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	18,103,075 (4)	6.1
Hotchkis and Wiley Capital Management, LLC 725 South Figueroa Street, 39th Floor Los Angeles, CA 90017	24,842,170 (5)	8.3

(1)	Beneficial ownership of securities is listed according to Rule 13d-3 of the Securities Exchange Act of 1934.

(2)	This information is based on Schedule 13G dated February 3, 2006, filed with the Securities and Exchange Commission by Dodge & Cox, which reflects beneficial ownership as of December 31, 2005. Securities reported are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(3)	This information is based on Schedule 13G dated February 14, 2006, filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. (“Price Associates”), which reflects beneficial ownership as of December 31, 2005. Securities reported are beneficially owned as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)

This information is based on Schedule 13G dated February 14, 2006, filed with the Securities and Exchange Commission by FMR Corp., which reflects beneficial ownership as of December 31, 2005. FMR Corp. reported it had beneficial ownership of, and sole dispositive power with respect to 18,103,075 shares of common stock, sole power to vote 270,140 shares, and shared voting or dispositive power for none of the shares. FMR Corp.’s Schedule 13G includes shares beneficially owned by: Edward C. Johnson 3d and family members; Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., in its capacity as investment adviser to various registered investment companies (17,833,705 shares, or 5.984%); Strategic Advisers, Inc. a wholly owned subsidiary of FMR Corp., in its capacity as investment adviser to various registered investment companies (456 shares, or 0.000%); and Fidelity Management Trust Company, a bank that is a wholly owned subsidiary of FMR Corp. (368,914 shares, or 0.090%), as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson is Chairman of FMR Corp. The Schedule 13G states that Mr. Johnson and various family members, through their ownership of FMR Corp. voting common stock and the execution of a stockholders’ voting agreement, may be deemed to form a controlling group with respect to FMR Corp.

(5)	This information is based on Schedule 13G dated February 13, 2006, filed with the Securities and Exchange Commission by Hotchkis and Wiley Capital Management, LLC, which reflects beneficial ownership as of December 31, 2005. Securities reported are beneficially owned as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

The Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm (“independent auditors”) to audit our financial statements for the current fiscal year and is recommending their selection for ratification by the stockholders. Representatives of Ernst & Young LLP are expected to be present at the Meeting to respond to appropriate questions and to make a statement if they so desire.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

Audit Fees

The aggregate fees and expenses related to professional services rendered by Ernst & Young LLP for the fiscal year audit of our annual financial statements, the interim reviews of the financial statements and internal control over financial reporting, the interim reviews of the financial statements included in our quarterly reports on Form 10-Q, and services provided in connection with statutory and regulatory filings were $7,351,793 and $7,483,874, respectively, for fiscal years 2005 and 2004.

Audit-Related Fees

The aggregate fees and expenses related to professional services rendered by Ernst & Young LLP for audit-related services, comprised primarily of accounting consultations, SAS 70 reviews, and audit-related services for our employee benefit plans, for fiscal years 2005 and 2004, were $703,203 and $689,386, respectively.

Tax Fees

The aggregate fees and expenses related to professional services rendered by Ernst & Young LLP for tax planning during fiscal years 2005 and 2004 were $440,078 (almost exclusively for services in connection with the repatriation of dividends from certain of our foreign subsidiaries) and $39,051, respectively.

All Other Fees

There were no fees billed during fiscal years 2005 or 2004 for products or services other than those reported above for audit, audit-related, and tax services.

Audit Committee Pre-approval Policies

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditors. As part of its responsibility, the Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for setting pre-approval limits for specifically defined audit and non-audit services. In pre-approving the services, the Audit Committee considers whether such services are consistent with SEC rules on auditor independence. Specific approval by the Audit Committee will be required if fees for any particular service or aggregate fees for services of a similar nature exceed the pre-approved limits. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting. Under the pre-approval policies established by the Company in 2005, 100% of the non-audit services provided by Ernst & Young LLP were pre-approved by the Audit Committee. The Audit Committee has pre-approved certain services that may be provided by Ernst & Young LLP related to fiscal year 2006 up to specific fee limits. The pre-approved fee limits are $100,000 for the specified audit-related services and $100,000 for the specified tax services. The audit fees will be determined and approved after the nature, timing, and scope of the 2006 audit is validated.

CONSIDERATION AND ACTION ON A STOCKHOLDER PROPOSAL TO

ESTABLISH A PROCESS FOR ENGAGEMENT WITH THE BOARD FOLLOWING A MAJORITY STOCKHOLDER VOTE ON A STOCKHOLDER PROPOSAL

(Item 3 on the Proxy Card)

The New York City Pension Funds, 1 Centre Street, New York, NY 10007-2341, beneficial owners in the aggregate of approximately 745,890 shares of the Company’s common stock as of November 14, 2005, has submitted the following proposal for consideration at the Meeting:

Majority Votes Protocol

Submitted by William C. Thompson, Jr., Comptroller, City of New York on behalf of the

Boards of Trustees of the New York City Pension Funds

WHEREAS, in 2002, United States Congress, the Securities and Exchange Commission, and the stock exchanges, recognizing the urgent need to restore public trust and confidence in the capital markets, acted to strengthen accounting regulations, to improve corporate financial disclosure, independent oversight of auditors, and the independence and effectiveness of corporate boards; and

WHEREAS, we believe these reforms, albeit significant steps in the right direction, have not adequately addressed shareholder rights and the accountability of directors of corporate boards to the shareholders who elect them; and

WHEREAS, we believe the reforms have not addressed a major concern of institutional investors - the continuing failure of numerous boards of directors to adopt shareholder proposals on important corporate governance reforms despite the proposals being supported by increasingly large majorities of the totals of shareholder votes cast for and against the proposals;

WHEREAS, the Board of Directors of our company has not adopted shareholder proposals that were supported by majority votes;

NOW, THEREFORE, BE IT RESOLVED: That the shareholders request the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or by-laws) to establish an engagement process with the proponents of shareholder proposals that are supported by a majority of the votes cast, excluding abstentions and broker non-votes, at any annual meeting.

In adopting such a policy, the Board of Directors should include the following steps:

•	Within four months after the annual meeting, an independent board committee should schedule a meeting (which may be held telephonically) with the proponent of the proposal, to obtain any additional information to provide to the Board of Directors for its reconsideration of the proposal. The meeting with the proponent should be coordinated with the timing of a regularly scheduled board meeting.

•	Following the meeting with the proponent, the independent board committee should present the proposal with the committee’s recommendation, and information relevant to the proposal, to the full Board of Directors, for action consistent with the company’s charter and by-laws, which should necessarily include a consideration of the interest of the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL TO ESTABLISH AN ENGAGEMENT PROCESS FOLLOWING A MAJORITY VOTE (WITHOUT GIVING EFFECT TO BROKER NON-VOTES AND ABSTENTIONS) BY STOCKHOLDERS ON A STOCKHOLDER PROPOSAL.

Your Company’s Response:

The Board believes the engagement process described in the proposal would have the effect of deeming the stockholder proponent to be representing all stockholders who have voted in favor of a proposal. Stockholders who vote in favor of a proposal may have very different reasons for doing so, which would not be addressed by the process proposed in this stockholder proposal. The Board believes that all stockholders should have equal opportunity to advocate and provide information in support of a stockholder proposal that the stockholder supports.

The Board of Directors is committed to being responsive to the concerns of our stockholders and fully supports having a process that provides for communications between the Board and our stockholders following a majority vote on a stockholder proposal. To that end, the Board has adopted a policy in our Corporate Governance Guidelines to provide a process for additional consideration of a stockholder proposal that receives a majority of the votes cast at the meeting excluding the effect of broker non-votes and abstentions. This policy provides that if a stockholder proposal receives the support of a majority of the votes cast at an annual meeting of the Company’s stockholders, without giving effect to broker non-votes and abstentions, the Board will issue a public disclosure inviting stockholders to provide any information the Board should be aware of in connection with the matter proposed, using the procedures for communicating with the Board set forth in its Corporate Governance Guidelines (as described on page 13 of this Proxy Statement). Within four months following the Meeting, and after considering the information provided by stockholders, the Board will determine whether to take the actions requested in the proposal. The Board’s determination and the rationale for its decision will be publicly disclosed.

The Board of Directors believes that this process addresses the concerns raised in the stockholder proposal and provides a much more equitable approach. For this reason, the Board of Directors recommends a vote AGAINST this stockholder proposal.

ADDITIONAL INFORMATION

Multiple Stockholders Having the Same Address – “Householding”

We have adopted a procedure approved by the SEC called “householding”. Under this procedure, if you and other residents who have the same last name and the same mailing address own shares of our stock, you may have received a notice notifying you that your household will be sent only one copy of the Annual Report to Stockholders and Proxy Statement. If you did not “opt-out” using the procedure described in the notice, you will receive only one copy for your household, unless we are notified that the stockholders in your household wish to continue to receive individual copies. At least one copy of the Annual Report and Proxy Statement will be sent to your address. Additional copies of the Annual Report and Proxy Statement and additional information, including the Annual Report on Form 10-K filed with the SEC, are available without charge from the Office of the Corporate Secretary, 1 Fountain Square, Chattanooga, Tennessee, 37402, or by calling toll-free 1-800-718-8824. If you are currently receiving multiple copies of Annual Reports and Proxy Statements, and would like to receive only one copy, please contact us at the foregoing address and telephone number. The Annual Report, Proxy Statement and Form 10-K are also available on the Company’s website at www.unumprovident.com - Investors & Shareholders-Financial Reports.

Stockholder Proposals

Under the rules of the SEC, if a stockholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2007 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices by December 8, 2006.

In addition, with respect to any stockholder proposal that is not submitted for inclusion in the proxy statement and form of proxy relating to the 2007 Annual Meeting of Stockholders but is instead sought to be presented directly to the stockholders at the 2007 Annual Meeting, management will be able to vote proxies in its discretion if either (i) we do not receive notice of the proposal before the close of business on February 21, 2007, or (ii) we receive notice of the proposal before the close of business on February 21, 2007 and advise stockholders in the proxy statement for the 2007 Annual Meeting about the nature of the proposal and how management intends to vote on the proposal, unless the stockholder notifies us by February 21, 2007 that it intends to deliver a proxy statement with respect to such proposal and thereafter takes the necessary steps to do so.

Proposals and notices should be sent to the attention of our Corporate Secretary at our principal executive offices at 1 Fountain Square, Chattanooga, Tennessee, 37402, or by fax to (423) 294-2590.

Nominations — Notice Requirement and Procedures

Under our Bylaws, nominations of persons for election to our Board of Directors may be made at a meeting of stockholders by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board of Directors, or by any stockholder of the Company entitled to vote for the election of Directors at the meeting. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to our Corporate Secretary by a stockholder of the Company of record at the time of the delivery of said notice who is entitled to vote at the meeting. To be timely, a stockholder’s notice shall be delivered to, or mailed and received at, our principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was first made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company which are beneficially owned by the person, (iv) a description of all arrangements, understandings or relationships between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, and (v) any other information relating to the person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934, as amended (the “Act”), and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and (b) as to the stockholder giving the notice, (i) the name and address of record of the stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (ii) the class and number of shares of the Company which are beneficially owned by the stockholder and such beneficial owner, and (iii) a representation that the stockholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

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		☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors		PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1.	Directors recommend a vote “FOR” the listed nominees.

		For	Against

	01 - Pamela H. Godwin	☐	☐

	02 - Thomas Kinser	☐	☐

	03 - A.S. (Pat) MacMillan, Jr.	☐	☐

	04 - Edward J. Muhl	☐	☐

B	Issues
Directors recommend a vote “FOR” proposal 2.							Directors recommend a vote “AGAINST” proposal 3.

				For	Against	Abstain			For	Against	Abstain

2.	Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.			☐	☐	☐	3.	Stockholder proposal re: establishing an engagement process following a majority vote (without giving effect to broker non-votes and abstentions) by stockholders on a stockholder proposal.	☐	☐	☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEARS HEREON. IF STOCK IS HELD JOINTLY, SIGNATURES SHOULD APPEAR FOR BOTH NAMES. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR CUSTODIAN, PLEASE INDICATE THE CAPACITY IN WHICH YOU ARE ACTING.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

0 0 8 9 8 8 1	1 U P X	C O Y	+

Proxy - UNUMPROVIDENT CORPORATION

Annual Meeting of Stockholders

May 17, 2006

10:00 a.m., Eastern Daylight Time

2211 Congress Street, Portland, Maine

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNUMPROVIDENT CORPORATION

The undersigned hereby appoints Thomas R. Watjen and Charles L. Glick, or either of them, proxies, each with full power of substitution, acting jointly or by either of them if only one be present and acting, to vote and act with respect to all of the shares of common stock of the undersigned in UnumProvident Corporation, at the Annual Meeting, upon all matters that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to the directions indicated on the reverse side of this card or through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the Board of Directors’ recommendations provided on the reverse side of this card, and at their discretion on any matters that may properly come before the meeting.

This proxy card, when signed and returned, will also constitute voting instructions to the trustee for shares held in the UnumProvident 401(k) Retirement Plan or to the broker-dealer for shares held in the Employee Stock Purchase Plan. If voting instructions representing shares in the foregoing employee benefit plans are not received, those shares will not be voted.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, and “AGAINST” PROPOSAL 3. IF OTHER BUSINESS IS PROPERLY BROUGHT BEFORE THE MEETING, THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: www.computershare.com/expressvote

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 2:00 a.m., Eastern Daylight Time, on May 17, 2006.

THANK YOU FOR VOTING

ADMISSION TICKET

UNUMPROVIDENT CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 17, 2006

10:00 a.m. Eastern Daylight Time

2211 Congress Street, Portland, Maine

If you plan on attending the Annual Meeting in person, please bring this Admission Ticket or proof of ownership of the Company’s common stock and valid picture identification (such as a driver’s license or passport).

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the Meeting without an admission ticket, we will admit you only if we are able to verify that you are a Company stockholder.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Meeting. For your safety, we reserve the right to inspect all personal items prior to admission to the Meeting.

Your compliance is appreciated.